MuniHoldings California Insured Fund, Inc.
File Number: 811-08573
CIK Number: 1051004
For the Period Ending: 12/31/2007

Pursuant to Exemptive Order No. IC-15520 dated January 5, 1987 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended December 31, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

7/19/2007	$6,685	CASTAIC LAKE WTR AGY	5.000%	7/26/2007